CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-3) of MTM Technologies, Inc. of our report dated November 5, 2004, with respect to the consolidated financial statements of Vector Global Services, Inc., and the subsidiaries as of and for the nine months ended September 30, 2004 included in the Form 8-K of MTM Technologies, Inc. filed on or about December 10, 2004.


/s/UHY LLP
New York, New York
August 12, 2005